EXHIBIT 11

                  FIRST COMMERCE CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

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                                                                   Years Ended December 31
                                                       --------------------------------------------
                                                           1997            1996           1995
                                                       --------------  -------------  -------------
Basic earnings per share
----------------------------------------------
Net income                                              $125,613,000   $118,438,000    $75,951,000
Preferred dividend requirements                                  -       (2,116,000)    (4,325,000)
                                                       --------------  -------------  -------------
     Income applicable to common shareholders           $125,613,000   $116,322,000    $71,626,000
                                                       ==============  =============  =============
Weighted average number of common shares
  outstanding(a)                                          38,805,481     38,121,896     37,644,406
                                                       ==============  =============  =============
Basic earnings per share                                       $3.24          $3.05          $1.90


Diluted earnings per share
----------------------------------------------

Income applicable to common shareholders                $125,613,000   $116,322,000    $71,626,000
      Preferred dividend requirements                            -        2,116,000      4,325,000
      Interest expense on convertible
       debentures, net of tax(b)                           6,668,000      6,635,000            -
                                                       --------------  -------------  -------------
          Diluted income                                $132,281,000   $125,073,000    $75,951,000
                                                       ==============  =============  =============
Weighted average number of shares
  outstanding(a)                                          38,805,481     38,121,896     37,644,406
Restricted shares                                            200,156         97,437         88,227
Options assumed to be exercised                              716,481        237,308        165,634
Preferred stock assumed to be converted                          -        1,782,354      2,772,251
Convertible debentures assumed to be converted (b)         3,017,276      3,028,094            -
                                                       --------------  -------------  -------------
          Average shares for diluted computation          42,739,394     43,267,089     40,670,518
                                                       ==============  =============  =============
Diluted earnings per share                                     $3.10          $2.89          $1.87

(a)  Excludes restricted shares which are issued subject to risk of forfeiture during a vesting period.
(b)  In 1995 the convertible debentures were antidilutive.

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